Exhibit 99.1

FOR IMMEDIATE RELEASE

Gordmans Names Arthur Gorling Chief Merchandising Officer

OMAHA, Neb., January 18, 2017 (Marketwired): Apparel and home décor retailer Gordmans (NASDAQ:GMAN) announced today the promotion of Arthur Gorling to the position of Senior Vice President, Chief Merchandising Officer. Gorling will succeed Lisa Evans who announced her intention to leave the company to pursue other interests.

Gordmans President and CEO Andy Hall said, “We are fortunate that our deep merchandising bench allows us to promote a proven merchandising leader with Arthur’s credentials. Arthur has more than 25 years of merchandising experience in both home and apparel with retailers such as Macy’s, May Company, Stage Stores and Gordmans. Arthur is well-respected in both the apparel and home markets due to his leadership acumen, ability to assess trends quickly and proven performance in executing business-driving sales initiatives.”

Gorling joined Gordmans in 2013 as Vice President and DMM of Home Essentials. In 2015, Gorling took on responsibilities for men’s apparel, young men’s apparel, team, swim, outerwear and active divisions. During Gorling’s retail career at Macy’s, May Company, Stage Stores and Gordmans, he has had Buyer or DMM responsibilities for mattresses, TV and electronics, towels, audio, small electrics, housewares, food and candy, home essentials, men’s apparel, young men’s apparel, kids apparel, team apparel, outerwear, swim, active, and luggage.

Gorling has a B.A. degree from Tulane University and completed graduate studies in the Master’s in Business Administration program at Georgia State University.

ABOUT GORDMANS, INC.

Gordmans (NASDAQ: GMAN) is an everyday value-priced department store featuring a large selection of name brands and the latest fashions and styles at up to 60% off department and specialty store prices. The wide range of merchandise includes apparel and footwear for men, women and children, as well as accessories, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans currently operates 106 stores in 62 markets and 22 states. To shop online, visit Gordmans.com. Also, connect with Gordmans on Facebook, Twitter, Pinterest and Instagram.

MEDIA CONTACT

Joan Lukas

Office: 402-895-2552 ext. 322

Cell: 402-917-3137

INVESTOR CONTACT

ICR, Inc.

Brendon Frey

(203) 682-8200